Exhibit 10.2

HEARTBEAM, INC.
Robert P. Eno
15864 Apollo Heights Court
Saratoga, CA 95070

By email and DocuSign:

Dear Rob:
This employment agreement (the “Agreement”) supersedes your consulting agreement of November 13, 2019 last amended November 1, 2022 (the “Old Agreement”), both agreements between you and HeartBeam, Inc. (the “Company”).
I am pleased to offer you a position with HeartBeam, Inc. (the “Company”), as President. If you decide to join us, you will receive an annual salary of $360,000, commencing on January 16, 2023, or the date signed, whichever is later. The salary will be paid semi-monthly in accordance with the Company’s normal payroll procedures. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. As an employee, you will also be eligible to receive certain employee benefits. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.
Additionally, the Company’s Board of Directors has established a Company bonus program and your 2023 bonus will be set at 40% of your base salary and determined by an agreed to set of corporate goals and objectives. Any bonus awarded to you pursuant to the program will be payable as soon as practicable after it is earned, but in no event later than March 15 of the year following the year in which the bonus is earned.
Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 240,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors when the Option is granted. Twenty-five percent (25%) of the Shares subject to the Option shall vest on the one (1) year anniversary of the Vesting Commencement Date, and one forty-eighth (1/48th) of the Shares subject to the Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month), subject to the Optionee continuing to be engaged with the Company through each such date. All shares subject to the Option shall accelerate and vest in full upon the Company’s termination of Optionee’s engagement with the Company following a Change in Control (as defined in the Plan)
In the event that your employment is terminated other than for Cause, death or disability or you resign with Good Reason (each as defined below), subject to your execution of a release of claims in a form reasonably satisfactory to the Company (a “Release”) that becomes effective and irrevocable by the sixtieth (60th) day following your termination of employment (the “Release Deadline Date”), you shall be entitled to (i) a lump-sum severance payment equal to six (6) months of your then-base salary, less applicable withholdings, (ii) acceleration of vesting under any then-outstanding stock option or other equity award issued to you by the Company, and (iii) if you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and your eligible dependents within the time period prescribed pursuant to COBRA, the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your termination) until the earlier of (A) a period of six (6) months from your termination date, or (B) the date upon which you and your eligible dependents become covered under similar plans, with such reimbursements made in accordance with the Company’s normal expense reimbursement policy; provided, however, however, that if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage.
If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to severance payments or benefits under this letter agreement (the “Agreement”). In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. If the Release becomes effective by the Release Deadline Date, severance payments and benefits under this Agreement will commence on the Release Deadline Date, except as otherwise required by the following paragraph.
Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder (“Section 409A”) at the time of your termination, then the severance and any other separation benefits payable to you upon your separation from service, to the extent that the same constitute deferred compensation under Section 409A (the “Deferred Payments”), otherwise due to you on or within the six (6) month period following your separation from service will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination (such rule, the “Six-Month Delay Rule”). All subsequent Deferred Payments following the application of the Six-Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Additionally, any Deferred Payments will be paid on, or, in the case of installments, will commence on the Release Deadline Date, or, if later, such time as required by the Six-Month Delay Rule. Except as required by the Six-Month Delay Rule, any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in this Agreement. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
For purposes of this Agreement, “Cause” is defined as (i) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (ii) your gross misconduct, (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company, (iv) your willful breach of any obligations under any written agreement or covenant with the Company, or (v) your continued failure to perform your employment duties after you have received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and have failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.
For purposes of this Agreement, “Good Reason” means your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your prior written consent: (i) a material diminution of your base salary, unless such diminution is part of a generalized salary reduction affecting senior level (VP or higher) employees; (ii) a material diminution of your authority, duties or responsibilities as an employee relative to such authority, duties or responsibilities in effect immediately prior to such diminution; provided that your authority, duties and responsibilities will not be deemed to be materially reduced if you have reasonably comparable authority, duties and responsibilities as an employee with respect to the Company’s business following a Change of Control, regardless of any change in title or whether you subsequently provide services to a subsidiary, affiliate, business unit, division or otherwise; (iii) your relocation to a facility or a location fifty (50) miles or more from your then current office location; or (iv) a material breach by the Company of the agreement under which you provide services to the Company, which failure is not cured to your sole and reasonable satisfaction within ten (10) business days after the Company receives a written demand for performance from you. Your resignation will not be deemed to be for Good Reason unless you have first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.
For purposes of this Agreement, a “Change of Control” means either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.
The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook, which the Company will soon complete and distribute.
As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement before your first day of employment.
To accept the Company’s offer, please sign and date this Agreement in the space provided below. If you accept our offer, your first day of employment will be the signing date or January 16, 2023, whichever is later. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by January 31, 2023.
We look forward to your favorable reply and to working with you at HeartBeam, Inc.

Sincerely,

/s/ Branislav Vajdic
Name: Branislav Vajdic
Title: Chief Executive Officer

Date: January 17, 2023

Agreed to and accepted:
Signature: /s/ Robert P. Eno
Printed Name:     Robert P. Eno
Date: January 18, 2023
Enclosures
Duplicate Original Letter
Employment, Confidential Information, Invention Assignment and Arbitration Agreement